UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2022

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard
South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 624-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	RIGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On October 10, 2022, Rigel Pharmaceuticals, Inc. (“Rigel” or the “Company”) approved a workforce reduction constituting approximately 16% of the Company’s workforce, resulting in the elimination of 30 positions primarily in development and administration. The Company notified employees affected by the workforce reduction on October 10, 2022. All affected employees will be eligible to receive, among other things, specified severance payments based on the applicable employee’s level and years of service with the Company. The Company expects to complete the workforce reduction by January 31, 2023.

As a result of the workforce reduction, the Company expects that it will recognize a one-time cash severance-related charge of approximately $1.5 million predominantly in the fourth quarter of 2022.  The severance-related charge, which is expected to represent cash expenditures that the Company expects to incur in connection with the workforce reduction, is subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2022, Dolly A. Vance provided notice of her retirement from her position as general counsel, executive vice president, corporate affairs, and corporate secretary of Rigel, effective the date of this current report.  Ms. Vance held the position of general counsel at the Company for nearly 20 years.  Ms. Vance is expected to remain an employee of the Company until November 30, 2022, during which time she will continue to receive her regular salary and provide advice and assistance related to her transition from the Company.  Ms. Vance’s retirement is expected to be deemed a Non-COC Qualifying Termination under the Company’s Executive Severance Plan, a copy of which is attached as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Item 8.01.	Other Events.

On October 10, 2022, Rigel announced that it has received guidance from the U.S. Food and Drug Administration (FDA)’s review of the Company’s re-analysis of data from the FORWARD Phase 3 trial of fostamatinib for the treatment of patients with warm autoimmune hemolytic anemia (wAIHA). Based on this guidance, Rigel does not expect to file a supplemental New Drug Application (sNDA) for this indication at this time. A copy of Rigel’s press release, titled “Rigel Provides Update on Plans for sNDA for wAIHA Program Following FDA Feedback / Announces Workforce Reduction” is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description
99.1	Press Release, dated October 10, 2022, titled “Rigel Provides Update on Plans for sNDA for wAIHA Program Following FDA Feedback / Announces Workforce Reduction.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, the expected cost savings associated with the workforce reduction and the timing of any such savings, and Rigel’s wAIHA program. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as "plan", "potential", "may", "expect", "will", “believe”, “intend” and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Rigel's current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and hence they inherently involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks detailed from time to time in Rigel's reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Rigel does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2022	RIGEL PHARMACEUTICALS, INC.

	By:	/s/ Dolly A. Vance
Dolly A. Vance
Executive Vice President, General Counsel and Corporate Secretary